Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of Heritage Financial Corporation of our report dated March 14, 2014, with respect to the consolidated statements of financial condition of Washington Banking Company and Subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Current Report on Form 8-K/A of Heritage Financial Corporation dated July 17, 2014.

/s/ Moss Adams LLP

Everett, Washington

July 24, 2014